Calumet Specialty Products Partners, L.P. Reports Third Quarter 2013 Results

INDIANAPOLIS—(PR NEWSWIRE) — November 6, 2013— Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (“Calumet” or the “Partnership”), a leading independent producer of specialty hydrocarbon and fuel products, today reported a net loss for the quarter ended September 30, 2013 of $34.8 million, or $(0.54) per diluted unit, compared to net income of $42.4 million, or $0.69 per diluted unit for the same quarter in 2012. Third quarter 2013 results also include $2.4 million in non-cash unrealized derivative gains, compared to $22.1 million of non-cash unrealized derivative losses in the third quarter 2012. Adjusted EBITDA (as defined below in the section of this press release titled “Non-GAAP Financial Measures”) was $38.3 million for the third quarter 2013, as compared to $121.3 million in the prior quarter.

During the third quarter 2013, the Partnership’s performance was adversely impacted by a significant decline in both fuel and specialty products margins as compared to the prior year period. Sales prices for gasoline, lubricating oils and asphalt did not keep pace with a rapid escalation in the price of crude oil during the third quarter 2013, resulting in a year over year decline in gross profit. Results for the third quarter 2013 were further adversely impacted by a planned 30-day turnaround at the Partnership’s 10,000 barrels per day (“bpd”) Great Falls, Montana refinery during which the refinery did not produce finished products.

Distributable Cash Flow (“DCF”) (as defined below in the section of this press release titled “Non-GAAP Financial Measures”) for the third quarter 2013 was $(16.0) million, compared to $92.6 million in the prior year period. DCF was negatively impacted year over year by a decline in gross profit of $96.3 million, an increase of $15.9 million in turnaround costs primarily related to a planned turnaround at the Montana refinery and higher replacement capital expenditures of $9.8 million.

Management Commentary

”Higher crude oil prices adversely impacted refined product margins within both our fuel and specialty products segments during the third quarter,” stated Bill Grube, Vice Chairman and Chief Executive Officer of Calumet Specialty Products Partners, L.P. “During September, we conducted 30 days of planned maintenance at our Montana refinery, which further impacted profitability in the quarter.”

“During October, general market conditions began to steadily improve,” continued Grube. “Crude oil prices have declined, discounts on Western Canadian Select (“WCS”) and Bakken crude oils have widened relative to WTI, the benchmark Gulf Coast 2/1/1 crack spread has rebounded and the per gallon cost of a D6 ethanol RIN has fallen more than 80% from the all-time high recorded in July 2013,” continued Grube.

“We have made significant operational advancements at our San Antonio refinery in recent months,” continued Grube. “During October, we began blending and selling finished gasoline at our San Antonio refinery for the first time since we took ownership of the facility in January 2013. During the first quarter of 2014, we expect to complete an expansion of our crude unit at San Antonio to increase capacity from 14,500 bpd to 17,500 bpd, a move which will allow us to sell additional fuel products into the surrounding market. Collectively, we anticipate these two projects should result in $15-20 million in incremental annualized Adjusted EBITDA upon completion," continued Grube.

“The greenfield construction of our North Dakota diesel refinery joint venture with MDU Resources is expected to be completed during the fourth quarter of 2014, while our Montana refinery capacity expansion project is now expected to be completed during the first quarter of 2016,” stated Grube. Collectively, we expect these two projects will provide a significant base of incremental cash flows upon which to grow our business in the years to come.”

“In our specialty products segment, we recently received confirmation from Wal-Mart Stores that they will begin selling our Royal Purple line of automotive synthetic lubricants and performance products during the first quarter of 2014. We expect to sell a wide range of Royal Purple products in more than 2,400 Wal-Mart locations,” continued Grube. “The Wal-Mart distribution channel represents a major opportunity to grow the Royal Purple brand, consistent with the strategy we outlined during our Analyst Day held in June 2013. While our packaged and synthetic specialty product sales currently represent a relatively small percentage of our overall specialty products segment sales mix, we have continued to see outstanding growth in this product line and will look to expand this area of our business during 2014.”

“As part of our overall risk mitigation strategy, the Partnership continues to hedge portions of its anticipated fuels production as a means of reducing exposure to commodity price fluctuations,” continued Grube. “As of September 30, 2013, we had entered into derivative contracts on approximately 14.9 million barrels of fuels production at an average crack spread of $26.93 per barrel through calendar year

2016. During the third quarter of 2013, our Adjusted EBITDA benefited from $13.7 million in cash settlements on derivative instruments from our hedging program,” continued Grube.

“We remain committed to maintaining a distribution policy that provides for consistent distributions to our unitholders,” stated Grube. “In October, we announced a cash distribution of $0.685 per unit, or $2.74 per unit on an annualized basis, for the quarter ended September 30, 2013 on all of our outstanding limited partner units.”

“During 2013, we have completed maintenance turnarounds at several of our largest fuel products refineries to ensure that these facilities continue to operate in a safe, reliable and competitive manner,” continued Grube. “The financial costs and related production outages resulting from these scheduled turnarounds have contributed to a year over year decline in distributable cash flow during the first nine months of 2013. Looking ahead, we do not anticipate a comparable level of required turnaround spending to occur until the next major planned maintenance cycle in 2018.”

“We continue to maintain ample liquidity to fund the continued growth of our operations,” continued Grube. “At the conclusion of the third quarter, we had $611.0 million in combined cash and availability under our revolving credit facility.”

U.S. Renewable Fuels Standard Compliance Update

In conjunction with the Partnership’s ongoing compliance with the U.S. Renewable Fuels Standard (“RFS”), Calumet will continue purchasing blending credits referred to as Renewable Identification Numbers (“RINs”). The Partnership records its outstanding RINs obligation as a balance sheet liability. This liability is marked-to-market on a quarterly basis to reflect the market price of RINs on the last day of each quarter. Between the second and third quarters of 2013, the price of a D6 ethanol RIN declined from $0.96 on June 30, 2013 to $0.43 on September 30, 2013, resulting in a decline in the Partnership's obligation to purchase RINs of $18.0 million for the third quarter compared to the second quarter 2013. The Partnership expects its gross RINs obligation, which includes RINs that are required to be secured through either blending or through the purchase of RINs in the open market, to be in the range of 20-25 million RINs for the fourth quarter 2013. For the full year 2013, the Partnership anticipates its gross RINs obligation to be in the range of 85-95 million RINs. Despite the recent decline in RINs prices during the third quarter 2013, the Partnership continues to anticipate that expenses related to RFS compliance have the potential to remain a significant expense.

TexStar Crude Oil Pipeline Agreement

Calumet Specialty Products Partners, L.P. today announced that its wholly-owned subsidiary, Calumet San Antonio Refining, LLC, has entered into a definitive agreement with TexStar Midstream Logistics, L.P. (“TexStar”) under which TexStar will construct, own and operate a 30,000 bpd crude oil pipeline system that will supply significant volumes of Eagle Ford crude oil to Calumet’s 14,500 bpd San Antonio, Texas refinery, which capacity we expect will be 17,500 bpd at the completion of the 2014 crude unit expansion.

Under the terms of the 15-year agreement, TexStar has committed to install and operate the Karnes North Pipeline System (“KNPS”), an 8-inch, 50-mile pipeline that will transport crude oil from Karnes City, Texas - a major center of oil production in the Eagle Ford shale formation - to Calumet’s Elmendorf, Texas terminal, a key supply hub for Calumet’s San Antonio refinery. The San Antonio refinery expects to receive deliveries of at least 10,000 bpd of crude oil through the KNPS-Elmendorf terminal supply route once the line comes into service during the fourth quarter 2014.

As a result of this agreement, Calumet expects to significantly reduce its cost to transport Eagle Ford crude oil to the San Antonio refinery, where it currently receives crude oil deliveries by truck. Beginning in 2015, Calumet expects to increase the volume of crude oil shipped on the KNPS above 10,000 bpd, which should meaningfully contribute to incremental cost savings.

Quarterly Distribution

On October 22, 2013, the Partnership declared a quarterly cash distribution of $0.685 per unit ($2.74 on an annualized basis) on all outstanding units, or $52.6 million, for the third quarter 2013. The distribution will be paid on November 14, 2013 to unitholders of record as of the close of business on November 4, 2013. This quarterly distribution represents an increase of 10.5% over the third quarter 2012.
Gross Profit Comparison of Quarters Ended September 30, 2013 and September 30, 2012

Gross profit by segment for the three and nine months ended September 30, 2013 and 2012 are as follows:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Dollars in millions except per barrel data)
Specialty products	$43.9	$90.6	$175.3	$245.7
Fuel products	18.2	67.8	122.2	125.8
Total gross profit	$62.1	$158.4	$297.5	$371.5

Specialty products gross profit per barrel	$10.64	$24.38	$15.61	$23.10
Fuel products gross profit per barrel (including hedging activities)	$2.36	$13.11	$5.75	$8.15
Fuel products gross profit per barrel (excluding hedging activities)	$1.53	$21.15	$5.94	$17.07
Specialty Products
Specialty products segment gross profit decreased 51.5%, or $46.7 million, in the third quarter 2013, compared to the third quarter 2012. The year over year decline was primarily attributable to a decrease in the average selling price per barrel sold of specialty products, driven primarily by lower lubricating oils and asphalt prices, in addition to lower sales volumes of lubricating oils. Higher repairs, maintenance and natural gas expenses contributed to higher operating costs in the segment during the third quarter.
Fuel Products
Fuel products segment gross profit decreased 73.2%, or $49.6 million, in the third quarter 2013, compared to the third quarter 2012. The year over year decline was primarily attributable to significantly lower fuel products margins, which fell under pressure due to a rapid escalation in crude oil prices and elevated utilization rates within the U.S. refining complex. These reductions were partially offset by decreased realized losses on derivative instruments, together with gross profit contributions from the Montana and San Antonio acquisitions.

Operations Summary

The following table sets forth unaudited information about Calumet’s operations. Facility production volume differs from sales volume due to changes in inventories and the sale of purchased fuel product blendstocks such as ethanol, biodiesel and the resale of crude oil in the fuel products segment. The tables include the results of operations at the Missouri facility commencing January 3, 2012, TruSouth facility commencing January 6, 2012, Royal Purple facility commencing July 3, 2012, Montana refinery commencing October 1, 2012 and San Antonio refinery commencing January 2, 2013.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
	(In bpd)			(In bpd)
Total sales volume (1)	128,576	96,620	33.1%	118,967	95,117	25.1%
Total feedstock runs (2)	117,996	95,708	23.3%	112,485	95,079	18.3%
Facility production: (3)
Specialty products:
Lubricating oils	13,093	14,966	(12.5)%	13,248	14,773	(10.3)%
Solvents	8,156	9,066	(10.0)%	8,725	9,445	(7.6)%
Waxes	1,426	1,294	10.2%	1,324	1,268	4.4%
Packaged and synthetic specialty products (4)	2,344	1,584	48.0%	2,190	1,342	63.2%
Fuels	1,179	531	122.0%	1,011	630	60.5%
Asphalt and other by-products	14,959	12,805	16.8%	15,419	13,729	12.3%
Total	41,157	40,246	2.3%	41,917	41,187	1.8%
Fuel products:
Gasoline	31,140	23,565	32.1%	29,243	23,018	27.0%
Diesel	29,594	21,625	36.9%	26,076	21,641	20.5%
Jet fuel	4,251	4,481	(5.1)%	4,761	4,321	10.2%
Heavy fuel oils and other	8,460	3,406	148.4%	7,494	3,373	122.2%
Total	73,445	53,077	38.4%	67,574	52,353	29.1%
Total facility production	114,602	93,323	22.8%	109,491	93,540	17.1%
____________

(1)
Total sales volume includes sales from the production at Calumet’s facilities and certain third-party facilities pursuant to supply and/or processing agreements, sales of inventories and the resale of crude oil to third party customers. Total sales volume includes the sale of purchased fuel product blendstocks, such as ethanol and biodiesel, as components of finished fuel products in our fuel products segment sales. The increase in total sales volume for the three months ended September 30, 2013 compared to the same period in 2012 is due primarily to incremental sales of fuel products and asphalt resulting from the Montana and San Antonio Acquisitions and increased fuel products sales volume from our legacy operations, partially offset by decreased sales of lubricating oils.

The increase in total sales volume for the nine months ended September 30, 2013 compared to the same period in 2012 is due primarily to incremental sales of fuel products, asphalt and packaged and synthetic specialty products resulting from the Royal Purple, Montana and San Antonio Acquisitions, partially offset by decreased sales of lubricating oils, asphalt and fuel products from the Shreveport and Superior refineries.

(2)
Total feedstock runs represent the barrels per day of crude oil and other feedstocks processed at Calumet’s facilities and at certain third-party facilities pursuant to supply and/or processing agreements. The increase in total feedstock runs for the three months ended September 30, 2013 compared to the same period in 2012 is due primarily to incremental feedstock runs resulting from the Montana and San Antonio Acquisitions.

The increase in total feedstock runs for the nine months ended September 30, 2013 compared to the same period in 2012 is due primarily to incremental feedstock runs resulting from the Royal Purple, Montana and San Antonio Acquisitions, partially offset by reduced run rates at our Shreveport refinery during the first quarter of 2013 due to unscheduled downtime associated with various operational reliability issues and planned turnaround activity at the Shreveport and Superior refineries during the second and third quarter of 2013.

(3)
Total facility production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at Calumet’s facilities and at certain third-party facilities pursuant to supply and/or processing agreements. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstocks and production of finished products and volume loss. The increase in total facility production for the three and nine months ended September 30, 2013 compared to the same periods in 2012 is due primarily to the operational items discussed above in footnote 2 of this table.

(4)	Represents production of packaged and synthetic specialty products at our Royal Purple, Calumet Packaging and Missouri facilities.

Derivatives Summary

The following table summarizes the derivative activity reflected in the unaudited condensed consolidated statements of operations and unaudited condensed consolidated statements of cash flows for the three and nine months ended September 30, 2013 and 2012.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In millions)		(In millions)

Derivative loss reflected in sales	$(4.7)	$(49.6)	$(1.4)	$(180.2)
Derivative gain (loss) reflected in cost of sales	10.3	7.8	(3.0)	42.4
Derivative gains (losses) reflected in gross profit	$5.6	$(41.8)	$(4.4)	$(137.8)

Realized gain (loss) on derivative instruments	$4.2	$(10.1)	$5.4	$20.5
Unrealized gain (loss) on derivative instruments	2.4	(22.1)	22.9	(11.3)
Total derivative gain (loss) reflected in the unaudited condensed consolidated statements of operations	$12.2	$(74.0)	$23.9	$(128.6)
Total gain (loss) on derivative settlements	$13.7	$(50.4)	$4.0	$(116.4)

Partnership Liquidity

On September 30, 2013, Calumet had availability under its revolving credit facility of $477.1 million, based on a $617.6 million borrowing base, $140.5 million in outstanding standby letters of credit and no outstanding borrowings. In addition, Calumet had $133.9 million of cash on hand as of September 30, 2013. Calumet believes it will continue to have sufficient cash flow from operations and borrowing capacity to meet its financial commitments, minimum quarterly distributions to unitholders, debt service obligations, contingencies and anticipated required capital expenditures.

About Calumet Specialty Products Partners, L.P.

Calumet Specialty Products Partners, L.P. is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products throughout North America. Calumet operates in two primary business segments: Specialty Products and Fuel Products. The Specialty Products segment processes crude oil and other feedstocks into customized lubricating oils, solvents, waxes and asphalt used in consumer, industrial and automotive products; the Fuel Products segment produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana and has eleven production facilities located in northwest Louisiana, northwest Wisconsin, northern Montana, western Pennsylvania, Texas and eastern Missouri. For more information, please visit http://www.calumetspecialty.com.

Third Quarter 2013 Results Conference Call

A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) Wednesday, November 6, 2013 to discuss the financial and operational results for the third quarter 2013. Investors, analysts and members of the media interested in listening to the presentation may call (877) 474-9501 and enter passcode 64248808. A webcast of the earnings call accompanied by presentation slides will be available on the Partnership's website at http://www.calumetspecialty.com.

The telephonic replay is available by calling (888) 286-8010 and entering passcode 75852423. The replay will be available beginning Wednesday, November 6, 2013, at approximately 5:00 p.m. ET (4:00 p.m. CT) until Wednesday, November 20, 2013.

Investor/Media Contact
Noel Ryan
Director, Investor Relations
Calumet Specialty Products Partners, L.P.
Direct: 317-328-5660
noel.ryan@calumetspecialty.com

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release concerning results for the three and nine months ended September 30, 2013 may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future sales and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: the overall demand for specialty hydrocarbon products, fuels and other refined products; our ability to produce specialty products and fuels that meet our customers’ unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of our hedging and other risk management activities; our ability to comply with financial covenants contained in our debt instruments; the availability of, and our ability to consummate, acquisition or combination opportunities and the impact of any completed acquisitions; labor relations; our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; our ability to timely and effectively integrate the operations of recently acquired businesses or assets, particularly those in new geographic areas or in new lines of business; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit ratings and ability to receive open credit lines from our suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; our ability to access sufficient crude oil supply through long-term or month-to-month evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the costs of complying with the Renewable Fuel Standard, including the prices paid for RINs; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; our ability to access the debt and equity markets; accidents or other unscheduled shutdowns; and general economic, market or business conditions.
For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with Securities and Exchange Commission (“SEC”), including our 2012 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We include in this press release the non-GAAP financial measures EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide reconciliations of EBITDA, Adjusted EBITDA and Distributable Cash Flow to net income (loss) and net cash provided by operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

EBITDA, Adjusted EBITDA and Distributable Cash Flow are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions. We believe that excluding these transactions allows investors, commercial banks, research analysts and others to meaningfully trend and analyze the performance of our core cash operations.

We define EBITDA for any period as net income (loss) plus interest expense (including debt issuance and extinguishment costs), income taxes and depreciation and amortization.

We define Adjusted EBITDA for any period as: (1) net income (loss) plus; (2)(a) interest expense; (b) income taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for hedging activities; (e) realized gains under derivative instruments excluded from the determination of net income (loss); (f) non-cash equity based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss); (g) debt refinancing fees, premiums and penalties and (h) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark to market accounting for hedging activities; (b) realized losses under derivative instruments excluded from the determination of net income and (c) other non-recurring expenses and unrealized items that reduced net income (loss) for a prior period, but represent a cash item in the current period.

We define Distributable Cash Flow for any period as Adjusted EBITDA less replacement capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense) and income tax expense.

The definitions of Adjusted EBITDA and Distributable Cash Flow that are presented in this release reflect the calculation of “Consolidated Cash Flow” contained in the indentures governing our 9 3/8% senior notes due May 1, 2019 that were issued in April and September 2011 (the “2019 Notes”) and the indenture governing our 9 5/8% senior notes due August 1, 2020 that were issued in June 2012 (the “2020 Notes”). We are required to report Consolidated Cash Flow to our holders of the 2019 Notes and 2020 Notes and Adjusted EBITDA to the commercial banks under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. Distributable Cash Flow is used by us, our investors, commercial banks, research analysts and others to analyze our ability to pay distributions. Please see our filings with the SEC, including our 2012 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional details regarding the covenants governing our debt instruments.

EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income (loss), operating income, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA and Distributable Cash Flow, our management recognizes and considers the limitations of these measurements. EBITDA, Adjusted EBITDA and Distributable Cash Flow do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of the measurements that our management utilizes. Moreover, our EBITDA, Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA and Distributable Cash Flow in the same manner.

The tables below represent a reconciliation of both net income (loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow, and Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit and unit data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Sales	$1,505.5	$1,179.8	$4,178.3	$3,436.4
Cost of sales	1,443.4	1,021.4	3,880.8	3,064.9
Gross profit	62.1	158.4	297.5	371.5
Operating costs and expenses:
Selling	13.9	15.0	46.7	26.7
General and administrative	15.8	12.8	59.9	41.3
Transportation	34.9	28.4	104.1	80.9
Taxes other than income taxes	3.7	1.8	9.7	5.4
Other	12.8	1.6	14.4	4.9
Operating income (loss)	(19.0)	98.8	62.7	212.3
Other income (expense):
Interest expense	(24.2)	(24.2)	(73.7)	(61.2)
Realized gain (loss) on derivative instruments	4.2	(10.1)	5.4	20.5
Unrealized gain (loss) on derivative instruments	2.4	(22.1)	22.9	(11.3)
Other	1.9	0.2	2.2	0.3
Total other expense	(15.7)	(56.2)	(43.2)	(51.7)
Net income (loss) before income taxes	(34.7)	42.6	19.5	160.6
Income tax expense	0.1	0.2	0.5	0.6
Net income (loss)	$(34.8)	$42.4	$19.0	$160.0
Allocation of net income (loss):
Net income (loss)	$(34.8)	$42.4	$19.0	$160.0
Less:
General partner’s interest in net income (loss)	(0.7)	0.8	0.4	3.2
General partner’s incentive distribution rights	3.8	1.7	10.9	3.3
Non-vested share based payments	—	0.2	0.2	0.9
Net income (loss) available to limited partners	$(37.9)	$39.7	$7.5	$152.6
Weighted average limited partner units outstanding:
Basic	69,626,650	57,745,806	67,367,326	54,826,636
Diluted	69,626,650	57,825,603	67,553,709	54,866,915
Limited partners’ interest basic and diluted net income (loss) per unit	$(0.54)	$0.69	$0.11	$2.78
Cash distributions declared per limited partner unit	$0.685	$0.59	$2.015	$1.68

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$133.9	$32.2
Accounts receivable, net	302.0	226.8
Inventories	559.7	553.6
Derivative assets	22.9	3.1
Prepaid expenses and other current assets	10.7	10.3
Deposits	2.7	7.9
Total current assets	1,031.9	833.9
Property, plant and equipment, net	1,118.7	986.9
Investment in unconsolidated affiliate	19.5	1.9
Goodwill	197.9	187.0
Other intangible assets, net	178.0	197.1
Other noncurrent assets, net	95.0	46.2
Total assets	$2,641.0	$2,253.0
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$454.5	$333.4
Accrued interest payable	28.8	23.5
Accrued salaries, wages and benefits	13.3	20.1
Accrued income taxes payable	—	27.6
Other taxes payable	22.1	13.7
Other current liabilities	28.9	8.3
Current portion of long-term debt	0.5	0.8
Derivative liabilities	2.2	48.0
Total current liabilities	550.3	475.4
Pension and postretirement benefit obligations	21.1	24.0
Other long-term liabilities	1.0	1.1
Long-term debt, less current portion	863.8	862.7
Total liabilities	1,436.2	1,363.2
Commitments and contingencies
Partners’ capital:
Partners' capital	1,183.6	915.3
Accumulated other comprehensive income (loss)	21.2	(25.5)
Total partners’ capital	1,204.8	889.8
Total liabilities and partners’ capital	$2,641.0	$2,253.0

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	For the Nine Months Ended
	September 30,
	2013	2012
Operating activities	(Unaudited)
Net income	$19.0	$160.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	88.2	63.9
Amortization of turnaround costs	10.9	10.3
Non-cash interest expense	5.2	4.4
Provision for doubtful accounts	0.6	0.3
Unrealized (gain) loss on derivative instruments	(22.9)	11.3
Non-cash equity based compensation	3.4	5.1
Other non-cash activities	14.5	1.1
Changes in assets and liabilities:
Accounts receivable	(75.8)	(32.4)
Inventories	10.9	33.7
Prepaid expenses and other current assets	(0.3)	(1.6)
Derivative activity	3.0	0.9
Turnaround costs	(62.9)	(14.1)
Deposits	5.2	(1.8)
Other assets	0.1	—
Accounts payable	121.7	26.8
Accrued interest payable	5.3	20.3
Accrued salaries, wages and benefits	(5.8)	2.3
Accrued income taxes payable	(27.6)	0.1
Other taxes payable	8.4	3.3
Other liabilities	11.6	2.9
Pension and postretirement benefit obligations	(2.4)	(7.4)
Net cash provided by operating activities	110.3	289.4
Investing activities
Additions to property, plant and equipment	(114.1)	(36.7)
Cash paid for acquisitions, net of cash acquired	(124.1)	(379.0)
Investment in unconsolidated affiliate	(17.8)	—
Proceeds from sale of property, plant and equipment	—	1.9
Net cash used in investing activities	(256.0)	(413.8)
Financing activities
Proceeds from borrowings — revolving credit facility	731.9	1,147.8
Repayments of borrowings — revolving credit facility	(731.9)	(1,147.8)
Payments on capital lease obligations	(0.9)	(1.2)
Proceeds from other financing obligations	3.5	—
Proceeds from senior notes offering	—	270.2
Debt issuance costs	—	(7.5)
Proceeds from public offerings of common units, net	392.5	146.6
Contributions from Calumet GP, LLC	8.4	3.1
Common units repurchased and taxes paid for phantom unit grants	(7.1)	(2.1)

Distributions to partners	(149.0)	(94.2)
Net cash provided by financing activities	247.4	314.9
Net increase in cash and cash equivalents	101.7	190.5
Cash and cash equivalents at beginning of period	32.2	—
Cash and cash equivalents at end of period	$133.9	$190.5

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Reconciliation of Net income (loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow:	(Unaudited)		(Unaudited)
Net income (loss)	$(34.8)	$42.4	$19.0	$160.0
Add:
Interest expense	24.2	24.2	73.7	61.2
Depreciation and amortization	29.4	24.6	88.2	63.9
Income tax expense	0.1	0.2	0.5	0.6
EBITDA	$18.9	$91.4	$181.4	$285.7
Add:
Unrealized (gain) loss on derivatives	(2.4)	22.1	(22.9)	11.3
Realized gain on derivatives, not included in net income (loss)	3.9	1.5	3.0	0.9
Amortization of turnaround costs	4.9	3.1	10.9	10.3
Non-cash equity based compensation and other non-cash items	13.0	3.2	15.9	5.1
Adjusted EBITDA	$38.3	$121.3	$188.3	$313.3
Less:
Replacement capital expenditures (1)	15.8	6.0	48.5	15.2
Cash interest expense (2)	22.5	22.5	68.5	56.8
Turnaround costs	15.9	—	62.9	14.1
Income tax expense	0.1	0.2	0.5	0.6
Distributable Cash Flow	$(16.0)	$92.6	$7.9	$226.6

(1)	Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs.

(2)	Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In millions)

	Nine Months Ended September 30, 2013
	2013	2012
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to Net cash provided by operating activities:
Distributable Cash Flow	$7.9	$226.6
Add:
Replacement capital expenditures (1)	48.5	15.2
Cash interest expense (2)	68.5	56.8
Turnaround costs	62.9	14.1
Income tax expense	0.5	0.6
Adjusted EBITDA	$188.3	$313.3
Less:
Unrealized (gain) loss on derivative instruments	(22.9)	11.3
Realized gain on derivatives, not included in net income (loss)	3.0	0.9
Amortization of turnaround costs	10.9	10.3
Non-cash equity based compensation and other non-cash items	15.9	5.1
EBITDA	$181.4	$285.7
Add:
Unrealized (gain) loss on derivative instruments	(22.9)	11.3
Cash interest expense (2)	(68.5)	(56.8)
Non-cash equity based compensation and other non-cash items	15.9	5.1
Amortization of turnaround costs	10.9	10.3
Income tax expense	(0.5)	(0.6)
Provision for doubtful accounts	0.6	0.3
Changes in assets and liabilities:
Accounts receivable	(75.8)	(32.4)
Inventories	10.9	33.7
Other current assets	4.9	(3.4)
Turnaround costs	(62.9)	(14.1)
Derivative activity	3.0	0.9
Other assets	0.1	—
Accounts payable	121.7	26.8
Accrued interest payable	5.3	20.3
Accrued income taxes payable	(27.6)	0.1
Other current liabilities	14.2	8.5
Other, including changes in noncurrent liabilities	(0.4)	(6.3)
Net cash provided by operating activities	$110.3	$289.4

(1)	Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs.

(2) Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
COMMODITY DERIVATIVE INSTRUMENTS
As of September 30, 2013

Fuel Products Segment
The following table provides a summary of the implied crack spreads for Calumet's crude oil and diesel fuel swaps on a combined basis as of September 30, 2013 in the Company's fuel products segment.

Crude Oil and Diesel Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
Fourth Quarter 2013	1,104,000	12,000	$26.83
Calendar Year 2014	5,294,500	14,505	26.84
Calendar Year 2015	5,419,000	14,847	26.55
Calendar Year 2016	1,098,000	3,000	26.81
Totals	12,915,500
Average price			$26.72
The following table provides a summary of the implied crack spreads for Calumet's crude oil and jet fuel swaps on a combined basis as of September 30, 2013 in the Company's fuel products segment.

Crude Oil and Jet Swap Contracts by Expiration Dates	Barrels	BPD	Implied Crack Spread ($/Bbl)
Fourth Quarter 2013	276,000	3,000	$30.43
Calendar Year 2014	1,185,000	3,247	27.57
Calendar Year 2015	547,500	1,500	27.00
Totals	2,008,500
Average price			$27.81

The following table provides a summary of Calumet’s crude oil basis swaps to mitigate the risk of future changes in pricing differentials between Canadian heavy crude oil and NYMEX WTI crude oil, pricing differentials between LLS and NYMEX WTI and pricing differentials between MSW and NYMEX WTI as of September 30, 2013.

Crude Oil Basis Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Average Differential to NYMEX WTI ($/Bbl)
Fourth Quarter 2013	794,000	8,630	$(17.92)
Totals	794,000
Average price			$(17.92)

During the third quarter of 2013, the Company entered into crude oil basis swaps for 250,000 barrels related to future crude oil purchases and sales to mitigate the risk of future changes in pricing differentials between Brent and NYMEX WTI. The net impact of these derivative instruments, none of which are designated as cash flow hedges, is a net gain of $0.1 million that has been recorded to unrealized gain (loss) on derivative instruments in the unaudited condensed consolidated statements of operations for the three and nine months ended September 30, 2013.

Specialty Products Segment

The following table provides a summary of Calumet’s natural gas swaps as of September 30, 2013.

Natural Gas Swap Contracts by Expiration Dates	MMBtu	$/MMBtu
Fourth Quarter 2013	1,250,000	$4.12
Calendar Year 2014	3,100,000	4.16
Calendar Year 2015	3,500,000	4.27
Calendar Year 2016	2,700,000	4.42
Calendar Year 2017	1,000,000	4.29
Totals	11,550,000
Average price		$4.26